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American Century Mutual Funds, Inc.
Exhibit 77I
For the year ending 10/31/2007


SUB-ITEM 77I
Terms of new or amended securities

(a)      1) Balanced, Capital Value, Growth and Vista each modified the fee structure of the Advisor
         Class, effective 09/04/07.

         The funds approved a decrease of 25 basis points (0.25%) in the Rule 12b-1 fee charged by the
         Advisor Class while simultaneously approving an increase of 25 basis points in the unified management fee for the Class, resulting in no change to the total expense ratios. The decrease in the Rule 12b-1 fee and corresponding increase in the unified management fee are designed to move the fee for the provision of certain recordkeeping/administrative services from the Rule
         12b-1 fee to the unified management fee.  The recordkeeping/administrative services, which include the provision of recordkeeping and related services that would otherwise be performed by the Funds' transfer agent, may be performed by financial intermediaries or by the advisor or its affiliates.  In circumstances in which the recordkeeping/administrative services are performed by financial intermediaries, the advisor will pay such intermediaries all or part of the recordkeeping/administrative fee for performing the services.  The recordkeeping/administrative services, which will not change, do not encompass distribution-related services.  This modification will make the fee structure of the Advisor
         Class shares more consistent with the other share classes of the American Century Funds. Any reimbursement paid to financial intermediaries for the provision of recordkeeping/administrative services will now be paid out of the unified management fee received by the Advisor and not the Rule 12b-1 fee.

         The 25 basis point increase in the unified management fee is not expected to have any effect on the total expense ratio of the Advisor Class shares.  As previously noted, the 25 basis point increase in the unified management fee will be offset by a corresponding decrease of 25 basis points in the Rule 12b-1 fee.

         (2) Heritage and Ultra each modified the fee structure of the Advisor Class and renamed its
         Advisor Class "A Class", effective 09/04/07.

         The funds approved a decrease of 25 basis points (0.25%) in the Rule 12b-1 fee charged by the
         Advisor Class while simultaneously approving an increase of 25 basis points in the unified management fee for the Class, resulting in no change to the total expense ratios. The decrease in the Rule 12b-1 fee and corresponding increase in the unified management fee are designed to move the fee for the provision of certain recordkeeping/administrative services from the Rule
         12b-1 fee to the unified management fee.  The recordkeeping/administrative services, which include the provision of recordkeeping and related services that would otherwise be performed by the Funds' transfer agent, may be performed by financial intermediaries or by the advisor or its affiliates.  In circumstances in which the recordkeeping/administrative services are performed by financial intermediaries, the advisor will pay such intermediaries all or part of the recordkeeping/administrative fee for performing the services.  The recordkeeping/administrative services, which will not change, do not encompass distribution-related services.  This modification will make the fee structure of the Advisor
         Class shares more consistent with the other share classes of the American Century Funds. Any reimbursement paid to financial intermediaries for the provision of recordkeeping/administrative services will now be paid out of the unified management fee received by the Advisor and not the Rule 12b-1 fee.

         The 25 basis point increase in the unified management fee is not expected to have any effect on the total expense ratio of the Advisor Class shares.  As previously noted, the 25 basis point increase in the unified management fee will be offset by a corresponding decrease of 25 basis points in the Rule 12b-1 fee.

         Finally, as part of a larger set of initiatives, following the change in fee structure the
         Advisor Class shares of Heritage and Ultra were renamed "A Class" shares.  A maximum front-end sales load of 5.75% was imposed on the renamed A Class shares. However, the front-end sales load does not apply to holders of Advisor Class shares prior to the renaming who purchase additional shares in the same accounts. Additionally, after the Advisor Class shares have been renamed as A Class shares, shareholders will be able to exchange their shares for A Class shares of other American Century Funds.

         There is no front-end sales charge for purchases of $1,000,000 or more, but if you redeem your shares within one year of purchase you will pay a 1.00% deferred sales charge, subject to the exceptions listed below. No sales charge applies to reinvested dividends.

         (3) Effective 09/04/07, the Advisor Class of Select changed its fee structure and the A Class shares of Select were reclassified as Advisor Class.  As a result of the reclassification, the
         Advisor Class was renamed "A Class."

         The Advisor Class of Select approved a decrease of 25 basis points (0.25%) in the Rule 12b-1 fee charged by the Class while simultaneously approving an increase of 25 basis points in the unified management fee for the Class, resulting in no change to the total expense ratios. The decrease in the Rule 12b-1 fee and corresponding increase in the unified management fee are designed to move the fee for the provision of certain recordkeeping/administrative services from the Rule 12b-1 fee to the unified management fee.  The recordkeeping/administrative services, which include the provision of recordkeeping and related services that would otherwise be performed by the Funds' transfer agent, may be performed by financial intermediaries or by the advisor or its affiliates.  In circumstances in which the recordkeeping/administrative services are performed by financial intermediaries, the advisor will pay such intermediaries all or part of the recordkeeping/administrative fee for performing the services.  The recordkeeping/administrative services, which will not change, do not encompass distribution-related services.  This modification will make the fee structure of the
         Advisor Class shares more consistent with the other share classes of the American Century
         Funds. Any reimbursement paid to financial intermediaries for the provision of recordkeeping/administrative services will now be paid out of the unified management fee received by the Advisor and not the Rule 12b-1 fee.

         The 25 basis point increase in the unified management fee is not expected to have any effect on the total expense ratio of the Advisor Class shares.  As previously noted, the 25 basis point increase in the unified management fee will be offset by a corresponding decrease of 25 basis points in the Rule 12b-1 fee.

         In addition, the A Class of Value approved a reclassification.  As a result of this reclassification, each holder of A Class shares became the owner of Advisor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her A Class holdings in the fund on the date of the reclassification.  American Century also added a front end sales charge (load) to the Advisor Class.  The resulting Advisor Class fee structure mirrored that of the A Class at the time of the reclassifications.  Following the reclassifications, the Advisor Class was renamed A Class.

         In summary, following the reclassification and the Advisor Class fee changes, holders of A
         Class of Value had their shares reclassified as Advisor Class shares of the same Fund.  The
         Advisor Class shares were then renamed A Class.  Neither the net asset value of a shareholder's investment in the fund nor the expenses associated with such investment will change as a result of the reclassifications.  Shareholders did not pay a sales charge on shares received as a result of the reclassifications.  It is anticipated that there will not be any tax consequences as a result of the reclassifications.

(b)      Ultra, a series of the Registrant (the corporation), began offering B Class during the period, effective 09/28/07.

         Focused Growth, a series of the corporation, began offering Institutional, A, B, C and R
         Classes during the period, effective 09/28/07.

         Heritage, a series of the corporation, began offering B and R Classes during the period, effective 09/28/07.

         New Opportunities II, a series of the corporation, began offering R Class during the period, effective 09/28/07.

Each fund is a series of shares issued by the corporation, and shares of each fund have equal voting rights. In addition, each series (or fund) may be divided into separate classes. Additional funds and classes may be added without a shareholder vote. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so that investors holding more than 50% of the corporation's (all funds') outstanding shares may be able to elect a Board of Directors. The corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all the corporation's shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.
The assets belonging to each series are held separately by the custodian, and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each series. Shareholder rights are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.
Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund.

The Investor Class is made available to investors directly from American Century and/or through some financial intermediaries. Investor Class shares charge a single unified management fee, without any load or commission payable to American Century. Additional information regarding eligibility for Investor
Class shares may be found in the funds' prospectuses. The Institutional and Advisor Classes (Capital
Value and Growth Advisor Class only) are made available to institutional shareholders or through financial intermediaries whose clients do not require the same level of shareholder and administrative services from the advisor as Investor Class shareholders. As a result, the advisor is able to charge these classes a lower total management fee. In addition to the management fee, however, the Advisor
Class shares of Capital Value and Growth are subject to a Master Distribution and Shareholder Services
Plan (the Capital Value and Growth Advisor Class Plan). The A, B, C and Advisor Classes also are made available through financial intermediaries, for purchase by individual investors who receive advisory and personal services from the intermediary. The R Class is made available through financial intermediaries and is generally used in 401(k) and other retirement plans. With the exception of the
Advisor Classes of Capital Value and Growth, the unified management fee for the A, B, C, R and Advisor
Classes is the same as for Investor Class, but the A, B, C, R and Advisor Class shares each are subject to a separate Master Distribution and Individual Shareholder Services Plan (the A Class Plan, B Class
Plan, C Class Plan, R Class Plan and Advisor Class Plan, respectively, and collectively, with the
Capital Value and Growth Advisor Class Plan, the plans) described below. The plans have been adopted by the funds' Board of Directors in accordance with Rule 12b-1 adopted by the SEC under the Investment
Company Act.

The A, B, C, R and Advisor Class shares of the funds are made available to participants in employer-sponsored retirement plans and to persons purchasing through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative, shareholder and distribution services. The funds' distributor enters into contracts with various banks, broker-dealers, insurance companies and other financial intermediaries, with respect to the sale of the funds' shares and/or the use of the funds' shares in various investment products or in connection with various financial services.

Certain recordkeeping and administrative services that are provided by the funds' transfer agent for the
Investor Class shareholders may be performed by a plan sponsor (or its agents) or by a financial intermediary for A Class, B Class, C Class, R Class or Advisor Class investors. In addition to such services, the financial intermediaries provide various individual shareholder and distribution services.

To enable the funds' shares to be made available through such plans and financial intermediaries, and to compensate them for such services, the funds' Board of Directors has adopted the A Class Plan, B Class
Plan, C Class Plan, R Class Plan and Advisor Class Plan.

Pursuant to the A Class Plan, the A Class pays the funds' distributor 0.25% annually of the average daily net asset value of the funds' B Class shares. This payment is fixed at 0.25% and is not based on expenses incurred by the distributor.

Pursuant to the B Class Plan, the B Class pays the funds' distributor 1.00% annually of the average daily net asset value of the funds' B Class shares, 0.25% of which is paid for certain ongoing individual shareholder and administrative services and 0.75% of which is paid for distribution services, including past distribution services. This payment is fixed at 1.00% and is not based on expenses incurred by the distributor.

Pursuant to the C Class Plan, the C Class pays the funds' distributor 1.00% annually of the average daily net asset value of the funds' C Class shares, 0.25% of which is paid for certain ongoing individual shareholder and administrative services and 0.75% of which is paid for distribution services, including past distribution services. This payment is fixed at 1.00% and is not based on expenses incurred by the distributor.

Pursuant to the R Class Plan, the R Class pays the funds' distributor 0.50% annually of the average daily net asset value of the R Class shares.  The distributor may use these fees to pay for certain ongoing shareholder and administrative services and for distribution services, including past distribution services. This payment is fixed at 0.50% and is not based on expenses incurred by the distributor.

Pursuant to the Advisor Class Plan, the Advisor Class pays the funds' distributor 0.50% annually of the average daily net asset value of the Advisor Class shares.  The distributor may use these fees to pay for certain ongoing shareholder and administrative services and for distribution services, including past distribution services. This payment is fixed at 0.50% and is not based on expenses incurred by the distributor.

The distributor then makes these payments to the financial intermediaries (including underwriters and broker-dealers, who may use some of the proceeds to compensate sales personnel) who offer the A Class, B
Class, C Class or R Class shares for services. No portion of these payments is used by the distributor to pay for advertising, printing costs or interest expenses.

Payments may be made for a variety of individual shareholder services, including, but not limited to:

(a)  providing individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals;
(b)  creating investment models and asset allocation models for use by shareholders in selecting appropriate funds;
(c)  conducting proprietary research about investment choices and the market in general;
(d)  periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation;
(e)  consolidating shareholder accounts in one place; and
(f)  other individual services.

The distributor then makes these payments to the financial intermediaries (including underwriters and broker-dealers, who may use some of the proceeds tocompensate sales personnel) who offer the Advisor
Class shares for the services. No portion of these payments is used by the distributor to pay for advertising, printing costs or interest expenses.

Payments may be made for a variety of shareholder services, including, but not limited to:

(a)  receiving, aggregating and processing purchase, exchange and redemption requests from beneficial owners (including contract owners of insurance products that utilize the funds as underlying investment media) of shares and placing purchase, exchange and redemption orders with the funds' distributor;

(b)  providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions;

(c)  processing dividend payments from a fund on behalf of shareholders and assisting shareholders in changing dividend options, account designations and addresses;

(d)  providing and maintaining elective services such as check writing and wire transfer services;

(e)  acting as shareholder of record and nominee for beneficial owners;

(f)  maintaining account records for shareholders and/or other beneficial owners;

(g)  issuing confirmations of transactions;

(h)  providing subaccounting with respect to shares beneficially owned by customers of third parties or providing the information to a fund as necessary for such subaccounting;

(i)  preparing and forwarding investor communications from the funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders and/or other beneficial owners; and

(j)  providing other similar administrative and sub-transfer agency services.


Individual shareholder services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the funds.

Distribution services include any activity undertaken or expense incurred that is primarily intended to result in the sale of A Class, B Class, C Class, R Class or Advisor class shares, which services may include but are not limited to:

(a)  paying sales commissions, on-going commissions and other payments to brokers, dealers, financial institutions or others who sell B Class, C Class or R Class shares pursuant to selling agreements;
(b)  compensating registered representatives or other employees of the distributor who engage in or support distribution of the funds' B Class, C Class or R Class shares;
(c)  compensating and paying expenses (including overhead and telephone expenses) of the distributor;
(d)  printing prospectuses, statements of additional information and reports for other-than-existing shareholders;
(e)  preparing, printing and distributing sales literature and advertising materials provided to the funds' shareholders and prospective shareholders;
(f)  receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information,
and shareholder reports;
(g)  providing facilities to answer questions from prospective shareholders about fund shares;
(h)  complying with federal and state securities laws pertaining to the sale of fund shares;
(i)  assisting shareholders in completing application forms and selecting dividend and other account options;
(j)  providing other reasonable assistance in connection with the distribution of fund shares;
 (k)  organizing and conducting of sales seminars and payments in the form of transactional and compensation or promotional incentives;
(l)  profit on the foregoing;
(m)  paying service fees for providing personal, continuing services to investors, as contemplated by the Conduct Rules of the FINRA; and
(n)  such other distribution and services activities as the advisor determines may be paid for by the fund pursuant to the terms of the agreement between the corporation and the fund's distributor and in accordance with Rule 12b-1 of the Investment Company Act.

Each shareholder's ability to purchase, exchange, redeem and transfer shares will depend on the policies of the financial intermediary through which he/she does business. Some policy differences may include
-  minimum investment requirements
-  exchange policies
-  fund choices
-  cutoff time for investments
-  trading restrictions
In addition, a financial intermediary may charge a transaction fee for the purchase or sale of fund shares.
The fund has authorized certain financial intermediaries to accept orders on the fund's behalf. American
Century has contracts with these intermediaries requiring them to track the time investment orders are received and to comply with procedures relating to the transmission of orders. Orders must be received by the intermediary on a fund's behalf before the time the net asset value is determined in order to receive that day's share price. If those orders are transmitted to American Century and paid for in accordance with the contract, they will be priced at the net asset value next determined after your request is received in the form required by the intermediary.

Unless otherwise specified below, the minimum initial investment amount to open an account is $2,500.
Financial intermediaries may open an account with $250, but may require their clients to meet different investment minimums.  There is a $50 minimum for subsequent purchases.

The Institutional Class shares are made available for purchase by large institutional shareholders such as bank trust departments, corporations, retirement plans, endowments, foundations and financial advisors that meet the fund's minimum investment requirements. Institutional Class shares are not available for purchase by insurance companies for variable annuity and variable life products.

The minimum initial investment amount for Institutional Class shares is $5 million ($3 million for endowments and foundations) per fund. If you invest with us through a financial intermediary, this requirement may be met if your financial intermediary aggregates your investments with those of other clients into a single group, or omnibus, account that meets the minimum. The minimum investment requirement may be waived if you, or your financial intermediary if you invest through an omnibus account, have an aggregate investment in our family of funds of $10million or more ($5 million for endowments and foundations). In addition, financial intermediaries or plan recordkeepers may require retirement plans to meet certain other conditions, such as plan size or a minimum level of assets per participant, in order to be eligible to purchase Institutional Class shares.

If you sell B, C,or in certain cases, A Class shares, you may pay a sales charge, depending on how long you have held your shares.  Redemption proceeds will be calculated using the net asset value (NAV) next determined after we receive a transaction request in good order.


                          A fund's net asset value, or NAV, is the price of the fund's shares.


However, we reserve the right to delay delivery of redemption proceeds up to seven days. For example, each time a shareholder makes an investment with American Century, there is a seven-day holding period before we will release redemption proceeds from those shares, unless we receive with satisfactory proof that the purchase funds have cleared.  Investments by wire generally require only a one-day holding period. If you change your address, we may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed. If you change your bank information, we may impose a 15-day holding period before we will transfer or wire redemption proceeds to your bank. Please remember, if you request redemptions by wire, $10 will be deducted from the amount redeemed. Your bank also may charge a fee.  In addition, we reserve the right to honor certain redemptions with securities, rather than cash.

If, during any 90-day period, a shareholder redeems fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), we reserve the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash.
The portfolio managers would select these securities from the fund's portfolio.

We will value these securities in the same manner as we do in computing the fund's net asset value. We may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, the shareholder may have to pay brokerage or other transaction costs to convert the securities to cash.
If the redemption would exceed this limit and the shareholder would like to avoid being paid in securities, please provide us with an unconditional instruction to redeem at least 15 days prior to the date on which the redemption transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on a fund and its remaining investors.
If the shareholder's account balance falls below the minimum initial investment amount for any reason other than as a result of market fluctuation, we will notify the shareholder and give him/her 90 days to meet the minimum. Some shares redeemed in this manner are subject to a redemption fee. Please note that shares redeemed in this manner may be subject to a sales charge if held less than the applicable time period.  Please note that you may incur tax liability as a result of the redemption.  For Institutional
Class shares, we reserve the right to convert your shares to Investor Class shares of the same fund. The
Investor Class shares have a unified management fee that is 0.20% higher than the Institutional Class.

Within 90 days of a redemption of any A or B Class shares, you may reinvest all of the redemption proceeds in A Class shares of any American Century Advisor Fund at the then-current net asset value without paying an initial sales charge. At your request, any CDSC you paid on an A Class redemption that you are reinvesting will be credited to your account. You or your financial professional must notify the fund's transfer agent in writing at the time of the reinvestment to take advantage of this privilege, and you may use it only once per account. This privilege applies only if the new account is owned by the original account owner.

You may exchange shares of the fund for shares of the same class of another American Century fund without a sales charge if you meet the following criteria:
*  The exchange is for a minimum of $100
*  For an exchange that opens a new account, the amount of the exchange must meet or exceed the minimum account size requirement for the fund receiving the exchange

For purposes of computing any applicable CDSC on shares that have been exchanged, the holding period will begin as of the date of purchase of the original fund owned. Exchanges from a money market fund are subject to a sales charge on the fund being purchased, unless the money market fund shares were acquired by exchange from a fund with a sales charge or by reinvestment of dividends or capital gains distributions.

You may exchange C Class shares of a fund for C Class shares of any other American Century fund. You may not exchange from the C Class to any other class. We will not charge a CDSC on the shares you exchange, regardless of the length of time you have owned them. When you do redeem shares that have been exchanged, the CDSC will be based on the date you purchased the original shares.

A signature guarantee - which is different from a notarized signature - is a warranty that the signature presented is genuine. We may require a signature guarantee for the following transactions.

You have chosen to conduct business in writing only and would like to redeem over $100,000.
*  Your redemption or distribution check, Check-A-Month or automatic redemption is made payable to someone other than the account owners.
*  Your redemption proceeds or distribution amount is sent by EFT (ACH or wire) to a destination other than your personal bank account.
*  You are transferring ownership of an account over $100,000.
*  You change your address and request a redemption over $100,000 within 15 days.
*  You change your bank information and request a redemption within 15 days.

We reserve the right to require a signature guarantee for other transactions, at our discretion.

Investment instructions are irrevocable. That means that once you have mailed or otherwise transmitted your investment instruction, you may not modify or cancel it. The fund reserves the right to suspend the offering of shares for a period of time and to reject any specific investment (including a purchase by exchange). Additionally, we may refuse a purchase if, in our judgment, it is of a size that would disrupt the management of a fund.

In addition, American Century reserves the right to accept purchases and exchanges in excess of the trading restrictions discussed above if it believes that such transactions would not be inconsistent with the best interests of fund shareholders or this policy. We reserve the right to change any stated
investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege. Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.
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